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                                                                 Exhibit 14


                                                October 11, 1995


Tishman Speyer Properties, L.P.

David Rockefeller

Exor Group S.A.

Troutlet Investments Corporation




            Reference is made to the Letter Agreements, dated October 1, 1995, as amended by the Letter Agreement, dated October 6, 1995, among Whitehall Street Real Estate Limited Partnership V, Goldman, Sachs & Co., Goldman Sachs Mortgage Company, Tishman Speyer Properties, L.P. and David Rockefeller (collectively, the "Investor Group Letter") relating to their proposal to acquire Rockefeller Center Properties, Inc. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Investor Group Letter.

            The parties hereto hereby agree as follows:

            1. The Proposal, dated October 1, 1995, shall remain open until the close of business on Monday, October 16, 1995 (subject to the terms and conditions contained in the Proposal).

            2. The Investor Group Letter shall be amended by amending and restating the first paragraph of the Transaction Structure set forth in Annex 2 of the Investor Group Letter to read as follows:

      Initial Investors

      GS/Whitehall:                             $220 million (50%)
      David Rockefeller:                        $ 20 million (approx. 5%)
      Tishman Speyer:                           $ 20 million (approx. 5%)
      Exor Group S.A.:                          $ 90 million (approx. 20%)
      Troutlet Investments Corporation:         $ 90 million (approx. 20%)

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            3.  By executing this letter each of Exor Group S.A. (a
Luxembourg investment holding company, part of the Agnelli Group) and Troutlet Investments Corporation (a British Virgin Islands private company, a Niarchos investment company) shall become a party to the Investor Group Letter, as amended hereby, as if it were a signatory thereto and agree to participate in the Proposal on the terms and subject to the conditions set forth therein and in the Investor Group Letter, as amended hereby.

            This letter may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

            If the foregoing correctly sets forth the agreement reached among the parties hereto with respect to the subject matter hereof, kindly execute this letter in the space provided below, at which time this letter shall serve as a binding and enforceable agreement among the parties hereto.

                                    Very truly yours,

                                    WHITEHALL STREET REAL ESTATE LIMITED
                                    PARTNERSHIP V

                                    GOLDMAN, SACHS & CO.

                                    GOLDMAN SACHS MORTGAGE COMPANY

                                    By:  /s/ Daniel Neidich
                                       Name:  Daniel Neidich
                                       Title:

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ACCEPTED AND
AGREED TO:

TISHMAN SPEYER PROPERTIES, L.P.
By:   Tishman Speyer Properties, Inc.
      its general partner


      By:  /s/ Jerry I. Speyer
          Name:  Jerry I. Speyer
          Title:


/s/ David Rockefeller*
David Rockefeller


*By:  /s/ Peter W. Herman
     Peter W. Herman
     Attorney-in-Fact


EXOR GROUP S.A.


By:  /s/ Ernest Rubenstein
    Ernest Rubenstein
    Attorney-in-Fact


TROUTLET INVESTMENTS CORPORATION


By:  /s/ Andreas C. Dracopoulos
    Andreas C. Dracopoulos
    Attorney-in-Fact